CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event) March 7, 2013; (March 1, 2013)

SPECIALTY CONTRACTORS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-166057	27-1897718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1541 E. Interstate 30, Suite 140, Rockwall, Texas 75087

(Address of principal executive offices (zip code))

(214) 457-1227

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.01 DISPOSITION OF ASSETS

On March 1, 2013, the Company divested its wholly owned subsidiary Texas Deco Pierre, LLC due to continuing losses. The Company will record a loss on the disposition and will report that in its upcoming 10-K filing. The Company also purchased 100% of Alpha Wise Assets, LLC, a company in the home building and remodeling business.

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

Simultaneously with the disposition of its subsidiary and purchase of Alpha Wise Assets, LLC, the Company purchased 5,970,000 shares from the former President and simultaneously reissued them to Michael Goode in exchange for 100% of the outstanding membership units in Alpha Wise Assets, LLC. Mr. Goode is now the Company’s new sole Director and Officer. Mr. Goode now owns 5,970,000 common shares of the Company which equates to 88.1% of the outstanding common stock.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

In accordance with the agreement for the disposition of assets and change in control of the Company’s common stock, Charles Bartlett resigned as an officer and director of the Company and Michael Goode was elected as sole director and appointed as CEO, President, Chief Accounting Officer, Secretary, and Treasurer of the Company.

Michael Goode, age 60, attended McLennan Community College in Waco, Texas studying Business Administration from 1974 to 1979 where he graduated with an Associate Degree in Applied Science Management Development.

Mr. Goode entered the U.S. Navy in 1971 to 1978 and then worked for the Veterans Administration Regional Office in Waco, Texas until 1981 when he worked for the State of Texas Veteran Affairs Commission from 1981 to 1985. Mr. Goode worked for A.L. Williams Insurance part time from 1984 until employing fulltime from 1985 to 1988 as a Divisional District Manager. Mr. Goode then worked for the Department of Labor in Dallas, Texas from 1988 until retirement in 2009 as a Senior Claims Examiner. Mr. Goode is owner of Goode Investments from 2010 to the present which is involved in real estate investments which includes home remodeling and construction of new homes.

Professional Affiliations of Mr. Goode include the American Legion, Masonic Lodge, and Professional Bowlers Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SPECIALTY CONTRACTORS, INC.

By:   /s/  Michael Goode

Michael Goode

Chief Executive Officer

Dated:  March 7, 2013

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